UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2008

Particle Drilling Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30819	20-1563395
(Commission File Number)	(IRS Employer Identification No.)

5611 Baird Court Houston, Texas	77041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 223-3031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                         Other Events.

On April 21, 2008, Particle Drilling Technologies, Inc. (the “Company”) announced the expiration on April 16, 2008 of its previously disclosed rights offering to existing shareholders of up to 3,500,000 shares of its common stock.  The Company has been advised that it received gross proceeds of approximately $5,250,000 and has issued approximately 3,500,000 shares of its common stock to shareholders who properly exercised their rights in the rights offering.

In conjunction with the rights offering, two existing shareholders, LC Capital Master Fund, Ltd. and Millennium Partners, L.P. (collectively, the “Standby Purchasers”), agreed to backstop the rights offering by agreeing to purchase any shares not purchased pursuant to the exercise of rights.  In total, excluding the standby commitments and including shares subscribed for by the Standby Purchasers pursuant to their basic and over-subscription privileges, shareholders subscribed for 2,679,772 shares of the Company’s common stock.

The Company expects to utilize the proceeds of the rights offering for working capital and for general corporate purposes.

Forward Looking Statements

Certain statements in this report that are not historical but are forward-looking, including the expected use of proceeds from the rights offering, are subject to known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s ability to raise capital, if necessary, and its ability to obtain financing on acceptable terms, if at all, a worldwide downturn in the energy services sector, working capital constraints and other risks described in the Company’s filings with the Securities and Exchange Commission. Further, the Company is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control such as announcements by competitors and service providers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

Dated: April 24, 2008	By:	/s/ J. Chris Boswell
J. Chris Boswell
Senior Vice President and
Chief Financial Officer